PROSPECTUS Dated	Pricing Supplement No. 30
January 17, 2006	October 30, 2006

U.S. $18,000,000,000	Rule 424 (b)(3)
Registration Statement
FORD MOTOR CREDIT COMPANY	No. 333-131062
FLOATING RATE DEMAND NOTES

Interest Rate Per Annum

Period	Tier One Notes	Tier Two Notes	Tier Three Notes
Beginning	Under $15,000	$15,000-$50,000	Over $50,000
10/30/2006	5.78%	5.93%	6.08%